Exhibit 1.A(5)(l)

                        SOUTHLAND LIFE INSURANCE COMPANY

               CONTINUATION OF COVERAGE AFTER AGE 100 ENDORSEMENT


This endorsement is part of the policy to which it is attached. It must be read with all policy provisions. This endorsement deletes the Optional Continuance Beyond Age 100 provision in your policy and replaces it with the following benefit:

DESCRIPTION OF CONTINUATION OF COVERAGE AFTER AGE 100
When your policy continues beyond age 100, the following will occur:
(a)     BASE DEATH BENEFIT.
        o If there is no Adjustable Term Insurance Rider on the policy, the Stated Death Benefit for the policy remains unchanged as of the policy anniversary nearest the insured's 100th birthday.
        o If there is an Adjustable Term Insurance Rider attached to the policy, the Stated Death Benefit for the policy will equal the target death benefit on the policy anniversary nearest the insured's 100th birthday. Any Adjustable Term Insurance Rider will then terminate.
(b)     RIDERS.  All riders attached to the policy also will terminate.
(c) SUBACCOUNTS. The portion of your accumulation value invested in the subaccounts of the Variable Account will be transferred into the Guaranteed Interest Account and no further investment in the subaccounts of the Variable Account will be allowed.
(d) DEATH BENEFIT TYPE. If the death benefit type in force on the policy is Type B, the policy will be converted to death benefit Type A in accordance with procedures outlined in the Change of Death Benefit Type provision of the policy. No further changes will be allowed to the death benefit type.

POLICY PROCESSING AFTER AGE 100
After the policy anniversary nearest the insured's 100th birthday:
o   No further premiums will be accepted
o   No monthly deductions will be made
o Interest will continue to be credited to the accumulation value in the Guaranteed Interest Account
o   Policy loans and withdrawals continue to be available
o Any existing policy loan will continue and loan interest will continue to accrue
o   Payments on policy loans and payments on loan interest will be accepted
o The policy will enter the 61-day grace period if the cash surrender value is zero or less
o   The policy may be surrendered for its cash surrender value at any time.

DEFINITION OF LIFE INSURANCE FACTORS
o If your policy is issued using the Guideline Premium Test, the definition of life insurance factor after age 100 is 1.00.
o If your policy is issued using the Cash Value Accumulation Test, the definition of life insurance factor after age 100 is 1.00.

SOUTHLAND LIFE INSURANCE COMPANY




SECRETARY
Gary W. Waggoner